Exhibit 24.1

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Maria V. Woods, Ronnie Y. Ng, and Thomas F. Lesinski, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign National CineMedia, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2021, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas F. Lesinski	Chief Executive Officer	January 19, 2022
Thomas F. Lesinski	(Principal Executive Officer and Director)

/s/ Ronnie Y. Ng	Chief Financial Officer	January 19, 2022
Ronnie Y. Ng	(Principal Financial and Accounting Officer)

/s/ David E. Glazek	Director	January 26, 2022
David E. Glazek

/s/ Lawrence A. Goodman	Director	January 26, 2022
Lawrence A. Goodman

/s/ Kurt C. Hall	Director	January 19, 2022
Kurt C. Hall

/s/ Juliana F. Hill	Director	January 26, 2022
Juliana F. Hill

/s/ Donna Reisman	Director	January 26, 2022
Donna Reisman

/s/ Mark B. Segall	Director	January 19, 2022
Mark B. Segall

/s/ Renana Teperberg	Director	January 28, 2022
Renana Teperberg

/s/ Mark Zoradi	Director	January 19, 2022
Mark Zoradi